                                                                 EXHIBIT 3(i)(1)

                            ARTICLES OF RESTATEMENT

                               SETTING FORTH THE

                             AMENDED AND RESTATED

                         ARTICLES OF INCORPORATION OF

                           FORSTMANN & COMPANY, INC.



                                      I.

                        The name of the corporation is:

                           Forstmann & Company, Inc.

                                      II.

     The corporation is organized pursuant to the provisions of the Georgia Business Corporation Code.

                                     III.

     The Corporation shall have perpetual duration.

                                      IV.

     The object of the corporation is pecuniary gain and profit and the corporation is formed for the purpose of engaging in any lawful acts or activities for which corporations may be organized under the Georgia Business Corporation Code.

                                      V.

     The corporation shall have authority to issue (i) 10,000,000 shares of common stock, $.001 par value (the "Common Stock"), (ii) 120,000 shares of non-voting common stock, $.001 par value (the "Non-Voting Common Stock"), and (iii) 100,000 shares of preferred stock, $1.00 par value, which shall be designated 5% Senior (Pay-in-Kind) Preferred Stock (the "Preferred Stock"). The preferences, limitations and relative rights of the Common Stock, the Non-Voting Common Stock and the Preferred Stock are as follows:

     1. The shares of Common Stock shall have unlimited voting rights. The holders of Common Stock shall be entitled to one vote for each share on all matters required or permitted to be voted on by shareholders of the corporation. Except as provided by law holders of Non-Voting Common Stock shall have no right to vote on any matter to be voted on by the shareholders of the Company. Except as provided herein with respect to voting rights, the shares of Common Stock and Non-Voting Common Stock shall be identical in all respects and for all purposes. Each share of Common Stock and Non-Voting Common Stock shall be entitled to share ratably in the net worth of the corporation upon dissolution.

     After payment or provision for the payment of dividends on the Preferred Stock then outstanding in accordance with the terms thereof, the Board of Directors of the corporation may declare and the corporation may pay dividends on the Common Stock and the Non-Voting Common Stock out of funds legally available therefor as and to the extent permitted by law. Each share of Common Stock and Non-Voting Common Stock shall be entitled to participate equally in any dividend declared by the Board of Directors and paid by the corporation.

     2. The Preferred Stock entitles the holders thereof to the rights and preferences set out or determined as provided below.

     a.  Bank.  The Preferred Stock shall, with respect to dividend rights and
         ----
rights of liquidation, winding up and dissolution, rank senior to all other equity securities of the corporation, including all classes of the corporation's common stock (all of such equity securities of the corporation to which the Preferred Stock ranks senior are collectively referred to herein as the "Junior Securities").

     b.  Dividends.
         ---------

     (a) With respect to each dividend period, holders of the shares of Preferred Stock shall be entitled to receive when, as and if declared by the corporation's Board of Directors, out of funds legally available therefor, after taking into account any permitted revaluation of the assets of the corporation (the "Legally Available Funds"), cumulative dividends payable on the shares of the Preferred Stock for each quarterly dividend period (hereinafter referred to as a "Quarterly Dividend Period"), which Quarterly Dividend Periods shall commence on the March 15, June 15, September 15 and December 15 of each year and shall end on and include the day next preceding the first day of the next Quarterly Dividend Period, at a rate of 8% per annum in respect of the Liquidation Preferences (as defined in section 3 below) thereof. All dividends described in this section 2(a) shall be payable on the December 15, March 15, June 15 and September 15 of each year (each of such dates being a "Dividend Payment Date"), commencing on the Dividend Payment Date next succeeding the date of issuance of the Preferred Stock. Such dividends shall be paid to the holders of record at the close of business on the date specified by the Board of Directors of the corporation at the time such dividend is declared; provided,
                                                                    --------
however, that such date shall not be more than 50 days nor less than 10 days
- -------
prior to the respective Dividend Payment Date. Each of such quarterly dividends shall be fully cumulative and shall accrue (whether or not declared), without interest, from the first day of the Quarterly Dividend Period, except that with respect to the initial quarterly dividend, such dividend shall accrue from the date of issuance of the shares of Preferred Stock. Dividends shall accrue on a daily basis without regard to the occurrence of a Dividend Payment Date or the declaration of any dividend. The corporation, at its election, may pay dividends on the Preferred Stock on any Dividend Payment Date by means of the issuance of such number of additional shares of Preferred Stock (including fractional shares, if necessary) which have an aggregate Liquidation Preference equal to the aggregate dollar value of dividends to be paid on such Dividend Payment Date.

     (b) Dividends payable on the Preferred Stock for each full Quarterly Dividend Period shall be computed by annualizing the dividend rate for the shares of Preferred Stock for such Quarterly Dividend Period and dividing by four. Dividends payable on the Preferred Stock for any period less than a full Quarterly Dividend Period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

     (c) All dividends paid with respect to shares of the Preferred Stock pursuant to section 2(a) shall be paid pro rata to the holders of Preferred Stock. In the event that the retained earnings or other surplus capital of the corporation available for the payment of dividends shall be insufficient for the payment of the entire amount of dividends payable in any Quarterly Dividend Period with respect to Preferred Stock, the amount of any available surplus shall be allocated for the payment of dividends with respect to Preferred Stock pro rata based upon the Liquidation Preferences of the outstanding shares.

         (d) (i) Holders of shares of the Preferred Stock shall be entitled to receive the dividends provided for in section 2(a) hereof in preference to and in priority over any dividends upon any of the Junior Securities.

             (ii) No cash dividends shall be paid on the Preferred Stock if such payment would violate the terms of any instrument governing indebtedness of the corporation.

             (iii) So long as any shares of the Preferred Stock are outstanding, the corporation shall not declare, pay or set apart for payment any dividend on any of the Junior Securities or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the corporation or other property (other than distributions or dividends in Junior Securities to the holders of Junior Securities) and shall not permit any corporation or other entity directly or indirectly controlled by the corporation to purchase or redeem any Junior Securities, or any warrants, rights, calls or options exercisable for or convertible into any Junior Securities, provided, that; (A) dividends payable on any series of Junior
                --------  ----
    Securities shall be permitted if prior to or concurrently with such declaration, payment, setting apart for payment, purchase or distribution, as the case may be, all accrued and unpaid dividends on shares of the Preferred Stock shall have been or be paid or declared or set aside for payment; and (B) the corporation shall be permitted to repurchase its common stock or other equity securities from officers or employees of the corporation upon the termination, retirement, death or disability of such officer or employee, provided that the amounts of such distributions, after
                         --------
    the date hereof, in the aggregate shall not exceed the sum of (i) $500,000 plus (ii) the cash proceeds from any reissuance of such common stock or other equity interests by the corporation to officers or employees of the corporation.

     (e) Subject to the foregoing provisions of this section 2 and the other provisions of these Articles of Incorporation, the Board of Directors may declare and the corporation may pay or set apart for payment dividends and other distributions on any of the Junior Securities, and may purchase or otherwise redeem any of the Junior Securities or any warrants, rights or options exercisable for or convertible into any of the Junior Securities, and the holders of the shares of the Preferred Stock shall not be entitled to share therein.

     3.  Liquidation Preference.
         ----------------------

     (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the corporation available for distribution to its shareholders an amount in cash equal to $100 for each share outstanding (the "Liquidation Preference"), plus an amount in cash equal to all accrued but unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up before any payment shall be made or any assets distributed to the holders of any of the Junior Securities. If the assets of the corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Preferred Stock, then the holders of all such shares shall share ratably in such distribution of assets in proportion with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Preferred Stock are entitled were paid in full.

     (b) For the purposes of this section 3, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the corporation nor the consolidation or merger of the corporation with one or more corporations shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with the dissolution or winding up of the business of the corporation.

     4.  Redemption.
         ----------

     (a) Mandatory Redemption.  On December 15, 2010, to the extent (i) the
         --------------------
corporation shall have Legally Available Funds therefor and (ii) the corporation shall not be rendered insolvent pursuant to the U.S. Bankruptcy Code, the corporation shall redeem the remaining outstanding shares of Preferred Stock, at a redemption price of $100.00 per share, together with accrued and unpaid dividends thereon to the redemption date, in cash without interest.

     If, for any reason, the corporation shall fail to discharge its mandatory redemption obligations pursuant to this section 4(a), such mandatory redemption obligations shall be discharged as soon as the corporation is able to discharge such obligations. If and so long as any mandatory redemption obligations with respect to the shares of the Preferred Stock shall not be fully discharged, the corporation shall not, directly or indirectly,

             (i) declare or pay any dividend on any Junior Securities or make any payment on account of, or set apart money for, a sinking or other analogous fund for the purchase, redemption or retirement of, any Junior Securities, make any distribution in respect of Junior Securities, either directly or indirectly and whether in cash or property or in obligations or shares of the corporation (other than in Junior Securities),

             (ii) purchase or redeem (except in either case for a consideration payable in Junior Securities) fewer than all of the shares of the Preferred Stock then outstanding, unless such purchase or redemption is made pro rata among the holders of Preferred Stock, or

             (iii) permit any corporation or other entity directly or indirectly controlled by the corporation to purchase any shares of the Preferred Stock.

     Dividends shall continue to accrue on any mandatory redemption obligation that has not been discharged by the corporation pursuant to this section 4(a).

     (b) The Preferred Stock is redeemable at the option of the corporation, in whole or in part, at any time or from time to time, at a price equal to its Liquidation Preference plus accrued and unpaid dividends. The redemption price, including any accrued and unpaid dividends, shall be payable in cash out of Legally Available Funds. The corporation shall comply with section 5 hereof in redeeming shares of Preferred Stock.

     (c) If, at any time, (i) all or substantially all of the corporation's assets are sold as an entirety to any person or related group of persons other than an affiliate or affiliates of the corporation or a Permitted Transferee (as defined herein), (ii) the corporation is merged with or into another corporation or another corporation is merged with or into the corporation with the effect that immediately after such transaction the stockholders of the corporation immediately prior to such transaction hold less than a majority in interest of the total voting power entitled to vote in the election of directors, managers or trustees of the person surviving such transaction, (iii) any person or related group of persons other than FI Holdings, Inc., a Delaware corporation, or a Permitted Transferee acquires a majority in interest of the voting power or voting stock of the corporation (other than as a result of a bona fide pledge of the common stock of the corporation), (iv) any person other than Odyssey Partners, L.P., a Delaware limited partnership ("Odyssey"), acquires by way of merger, consolidation or other business combination, greater than 50% of the total voting power entitled to vote in the election of directors, managers of trustees of the corporation or such other person surviving the transaction or
(v) Odyssey and its Permitted Transferees shall at any time, prior to the time any shares of Common Stock of the corporation are sold pursuant to an underwritten public offering, not be the beneficial owner of the greatest percentage of the total voting power entitled to vote in the election of directors of the corporation (collectively, the "Change of Control"), then the corporation shall, at the election of a holder of Preferred Stock, redeem such holder's shares of Preferred Stock at a price equal to the Liquidation Preference thereof plus accrued and unpaid dividends thereon, provided that no
                                                              --------
shares of Preferred Stock shall be required to be redeemed unless and until the corporation consummates the offer to purchase its 14-3/4% Senior Subordinated Notes due April 15, 1999 and Amended Senior Subordinated Notes due April 15, 1999 issued under the Amended and Restated Indenture dated as of November 19, 1990 between the corporation and First Trust National Association, as trustee (collectively, the "Notes"), required to be made upon a Change of Control and purchases not less than 51% of the aggregate principal amount of outstanding Notes pursuant to such offer.

     For the purposes of this section 4, the "Permitted Transferees" shall mean
(A) Odyssey, and corporations, partnerships or other entities controlled by, controlling or under common control with Odyssey (collectively, the "Odyssey Affiliates") (the term "control" being the same as that term is defined under the Securities Act of 1933, as amended), (B) any managing director, general partner, director, limited partner, officer or employee of Odyssey (collectively "Odyssey Associates"), (C) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any Odyssey Associate, (D) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or general or limited partners of which, include only an Odyssey Associate, his spouse or his lineal descendants, to whom Odyssey, an Odyssey Affiliate or an Odyssey Associate has transferred securities of the corporation and (E) any person or entity, as pledgee, from whom any Odyssey Associate has borrowed funds to make its investment in securities of the corporation (or any refinancing thereof).

     5.  Procedure for Redemption.
         ------------------------

     (a) With respect to any redemption of fewer than all the outstanding shares of Preferred Stock, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be selected (i) pro rata as between outstanding shares of the Preferred Stock which are Restricted Securities (as defined below) and outstanding shares thereof which are not Restricted Securities, (ii) pro rata among the holders of outstanding shares of Restricted Securities and (iii) with respect to the shares to be redeemed which are not Restricted Securities, by lot or pro rata as may be determined by the Board of Directors, except that in any redemption of fewer than all of the outstanding shares of Preferred Stock, the corporation may first redeem all shares held by any holder of a number of shares not to exceed 100, as may be specified by the corporation. "Restricted Securities" means shares of the Preferred Stock until such time as they cease to be Registrable Securities as such term is defined in the Preferred Stock Registration Rights Agreement between the corporation and the holder of Preferred Stock referred to therein.

     (b) In the event the corporation shall redeem shares of Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the corporation; provided, however,
                                                              --------  -------
that no failure to give such notice nor any defect therein shall affect the validity of the proceeding for the redemption of any shares of Preferred Stock to be redeemed, except as to the holder to whom the corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the redemption date; (ii) the total number of shares of Preferred Stock to be redeemed and the number of shares of Preferred Stock to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue upon such redemption; and (vi) whether such redemption is being made pursuant to section 4(c) hereof and, if so, providing for an election by each holder as to whether it chooses to have its shares of Preferred Stock redeemed.

     (c) Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the corporation in providing money for the payment of the redemption price of the shares called for redemption) dividends on the shares of Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of Preferred Stock and all rights of the holders thereof as shareholders of the corporation (except the right to receive from the corporation the redemption price and any accrued and unpaid dividends without interest) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the corporation shall so require and the notice shall so state), such shares shall be redeemed by the corporation at the redemption price as aforesaid. If fewer than all the shares represented by such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

     6.  Voting Rights.  Except as expressly set forth herein or otherwise
         -------------
provided by law, the holders of record of shares of Preferred Stock shall not be entitled to any voting rights.

     7.  Consents.  Without the affirmative vote of the holders of two-thirds
         --------
(2/3) of the outstanding shares of the Preferred Stock, voting as a single class, the corporation may not

             (i) amend the corporation's Articles of Incorporation so as to adversely affect the voting powers or other rights or preferences of shares of the Preferred Stock; or

             (ii) authorize, issue or create any shares that are pari passu with or senior in right of payment to the Preferred Stock other than additional shares of Preferred Stock issued in payment of dividends pursuant to section 2(a).

     8.  Limitation on Vote.  For purposes of exercising any vote, election or
         ------------------
consent hereunder or under applicable law, shares of Preferred Stock held by the corporation or any of its subsidiaries or affiliates shall only be deemed to be outstanding shares of Preferred Stock at a time when any one or more of the corporation and such subsidiaries and affiliates own all of the then outstanding shares.

     9.  Limited Rights.  Except as expressly set forth herein, the holders of
         --------------
the Preferred Stock shall have no rights other than those provided by law.

                                      VI.

     The pre-emptive right of any shareholder to acquire authorized and unissued shares of the corporation is denied.

                                     VII.

     Any action required by law or by the Bylaws of the corporation to be taken at a meeting of the shareholders of the corporation, and any action which may be taken at a meeting of the shareholders, may be taken without a meeting if a written consent, setting forth the action so taken, shall be signed by persons entitled to vote at a meeting, those shares having sufficient voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted. Notice of such action without a meeting by less than unanimous written consent shall be given within ten (10) days of the taking of such action to those shareholders of record on the date when the written consent is first executed and whose shares were not represented on the written consent.

                                     VIII.

     To the fullest extent permitted by Georgia law, as the same exists or may hereafter be amended, a Director of this corporation shall not be liable to the corporation or any of its shareholders for damages caused by the Director's action or inaction in his capacity as a Director, provided the Director acted in good faith and in a manner which he believed to be in the best interests of the corporation. Neither the amendment or repeal of this provision, nor the adoption of any provision of the Articles of Incorporation inconsistent with this provision, shall eliminate or reduce the effect of this provision with respect to any matter occurring, or any cause of action, pursuit or claim, that, but for this provision, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

     IN WITNESS WHEREOF, Forstmann & Company, Inc. has caused these Articles of Restatement to be executed, its corporate seal affixed and the foregoing to be attested, all by duly authorized officers, on the 19th day of November, 1990.


                                         FORSTMANN & COMPANY, INC.


                                         By:/s/ Christopher L. Schaller
                                            ---------------------------
                                            Christopher L. Schaller,
                                            President


ATTEST:


By:/s/ Salem D. Shuchman
   ---------------------
   Salem D. Shuchman,
   Secretary

[CORPORATE SEAL]